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Exhibit No. 7          MINERAL SALE AND PURCHASE CONTRACT


     THIS MINERAL SALE AND PURCHASE CONTRACT (this "Contract") is entered into effective this 21 day of August, 1998, between American Environmental Corporation, a Nevada corporation ("Buyer") and NatureNu Corporation, a Nevada corporation ("Seller"), based on the following:

                                 RECITALS

     A. Seller is a Nevada corporation and owns certain mining claims that contain inorganic micronutrients and other trace mineral (the "Sea Soil") located in Esmeralda County, Nevada.

     B. Buyer is a Nevada corporation that desires to market to Sea Soil to interested parties in substantial quantities for a multiplicity of uses.

     C. The parties have reached an agreement as to the terms of the sale and purchase of Sea Soil and desire to set forth in this Agreement the details of those terms.


                                AGREEMENT

     NOW, based on the above premises and in consideration of the mutual covenants, representations, and warranties set forth below and the mutual benefits to be derived from the Purchase, it is agreed as follows:

                                ARTICLE I

                 SALE OF SEA SOIL AND PAYMENT BY BUYER

     Section 1.01 Sale and Purchase of Sea Soil. Seller agrees to allow the Buyer to extract up to 5,500 tons of Sea Soil, provided, Buyer shall make all extractions at Buyer's cost and expense, with no cost or expense to the Seller. Buyer shall extract the Seasoil from the property within eighteen (18) months from the date hereof. The actual extraction shall be done by Seller at Buyer's expense at Seller's cost plus twenty percent (20%) or by a contractor approved by Seller, which approval shall not be unreasonably withheld. Any extraction by Buyer or its contractor shall be done in such a manner as to maintain the integrity of the property and any improvements, fixtures and roads on or to the property. Any extraction by Buyer shall be done in compliance with all Bureau of Land Management rules and regulations, in accordance with good construction practices, and through a licensed contractor. In the event that Buyer or Buyer's contractor performs extraction of any Seasoil, Buyer shall defend, indemnify and hold Seller harmless from any claims or causes of action resulting from the acts or omissions of Buyer or Buyer's contractor or their employees, agents or representatives, including attorneys' fees, costs and related expenses and Buyer and Buyer's contractor shall demonstrate to Seller reasonable satisfaction that a policy of insurance covering such activities is in full force and effect.

     Section 1.02 Payment by Buyer. As consideration for the 5,500 tons of Sea Soil to be extracted by Buyer, Buyer has issued 320,332 shares of its common stock in satisfaction of certain indebtedness and financial obligations
of Seller.   For purposes of this Agreement, the Sea Soil is being sold to
Buyer at a purchase price of $150 per ton, so that total consideration received by the Seller hereunder shall be valued at $825,000 (the "Purchase Price").

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     Section 1.03  Further Assurances.  From the date of this Agreement,
Seller shall use its best efforts to obtain all permits (including, without limiting the generality of the foregoing, consents of any governmental agencies) necessary to maintain right, title, and interest in the mining claims containing the Sea Soil so as to permit the sale contemplated pursuant to this Agreement.

                              ARTICLE II
                            MISCELLANEOUS

     Section 2.01 No Representation Regarding Tax Treatment. No representation or warranty is being made by either party to the other regarding the treatment of this Purchase for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax advisers regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such party's legal, accounting, or other adviser.

     Section 2.02 Governing Law. The Seller and Buyer intend that this Agreement and Purchase shall be governed by, enforced, and construed under and in accordance with the laws of the state of Nevada.

     Section 2.03 Notices. Any notices or other communications required or permitted by this Agreement must be in writing and shall be sufficiently given if personally delivered to the other party, or, if sent by electronic communication and confirmed by postage prepaid registered mail, certified mail, or overnight courier addressed as follows:

     If to Buyer, to:   AMERICAN ENVIRONMENTAL CORPORATION
                        Attn:  Richard A. Steinke
                        705-B Yucca Street
                        Boulder City, NV  89005
                        Fax:  (702) 294-3873

     If to Seller, to:  NATURENU CORPORATION
                        Attn:  Stephen L. Vonderheide, President
                        P.O. Box 10136
                        Reno, NV  89510
                        Fax:  (702) 331-5131

or such other addresses as shall be furnished in writing by any party in the manner for giving notices. Any such notice or communication given in accordance with this section shall be deemed to have been given as of the date personally delivered, or one day after the date when sent by electronic communication and confirmed by registered mail, certified mail, or overnight courier as outlined above.

     Section 2.04 Attorney Fees. In the event that any party institutes any action to enforce this Agreement or secure relief from any breach, the breaching party shall reimburse the nonbreaching party for all costs, including reasonable attorney fees, incurred in connection therewith and in enforcing or collecting any judgement.

     Section 2.05 Amendment or Waiver. Every right and remedy provided for in this Agreement shall be cumulative with every other right and remedy, whether conferred in this Agreement, at law, or in equity, and may be enforced concurrently. No waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then

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or thereafter occurring. This Agreement may be amended by a writing signed by both Buyer and the Seller with respect to any of the terms contained herein. Any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     Section 2.06 Assignments. No party may assign any of its rights or delegate any of its obligations under this Agreement without the express written consent of the other party.

     IN WITNESS WHEREOF, the corporate party and the individual parties hereto have caused this Agreement to be executed on the date above mentioned.

                     BUYER:

                     AMERICAN ENVIRONMENTAL CORPORATION

                     BY:/s/Richard A. Steinke, Its Duly Authorized Officer


                     SELLER:

                     NATURENU CORPORATION

                     BY:/s/Stephen L. Vonderheide, Its Duly Authorized Officer